FOR IMMEDIATE RELEASE

COLORADO GOLDFIELDS INC. CLOSES

$3,284,475 PRIVATE PLACEMENT

Lakewood, Colorado, November 20, 2007 – Colorado Goldfields Inc. (OTCBB: CGFI) (the “Company”) is pleased to announce that it has closed its non brokered private placement (the “Placement”) announced by news release dated August 24, 2007.

Subsequent to the date the Placement was announced, the Company split its stock on a two new shares for one old share basis. Accordingly, the Company has issued a total of 8,758,600 post-split units at a price of US$0.375 per post-split unit for gross proceeds of $3,284,475. Each post-split unit consists of one post-split common share without par value and one whole non-transferable share purchase warrant (a “Warrant”). Each Warrant is subject to adjustment and entitles the holder thereof to purchase an additional post-split common share at a price of $0.50 per post-split share until the close of business on November 14, 2009. The Placement was led by certain European institutional funds and provides for registration rights.

A portion of the proceeds of the Placement have been used to pay down certain loans payable. The balance of the proceeds will be used for exploration and development of the Company’s Silverton mining properties, working capital and general corporate purposes, and the acquisition of mineral properties.

The securities issued under the Placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements of the Securities Act of 1933.

Contact information:

Todd Hennis, President

Tel. 303-984-5324

Colorado Goldfields Inc.

10920 W. Alameda Avenue, Suite 207

Lakewood, CO 80226